Exhibit 10.5

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This MUTUAL RELEASE AND SETTLEMENT AGREEMENT (“Agreement”), dated and effective August 3, 2005, is made by and between Nathaniel Energy Corporation, a Delaware corporation (“Nathaniel”) and Merrick & Company, a Colorado corporation (“Merrick”).  The parties to this Agreement are collectively referred to as the “Parties.”

RECITALS

A.           On or about October 16, 2003, the parties entered into a Client Agreement for Professional Services Short Form Contract (“Contract”) pursuant to which Nathaniel engaged Merrick to perform certain engineering and related services (“Services”), and to provide certain deliverables on a time-and-material basis (“Deliverables”), in connection with the project described in the Contract (“Project”);

B.             Merrick issued to Nathaniel a number of invoices, billing statements, and/or demands for payment arising from or relating to the Contract, Services, Deliverables, and/or Project (collectively “Invoices”).

C.             On or about August 1, 2004, to evidence Invoices, Nathaniel executed a Promissory Note in favor of Merrick in the principal amount of $126,153.30 (“$126,153.30 Note”);

D.            On or about September 8, 2004, to evidence Invoices, Nathaniel executed a Promissory Note in favor of Merrick in the principal amount of $199,626.96 (“$199,626.96 Note”);

E.              On or about December 21, 2004, to evidence Invoices, Nathaniel executed a Promissory Note in favor of Merrick in the principal amount of $461,135.35 (“$461,135.35 Note”);

F.              On or about December, 21, 2004, Nathaniel executed a Promissory Note in favor of Merrick in the principal amount of $325,780.26 (“$325,780.26 Note”), which superceded, replaced, and extinguished the $126,153.30 Note and $199,626.96 Note;

G.             A number of significant disputes have arisen between the Parties; and

H.            On the terms set forth in this Agreement, Nathaniel and Merrick hereby desire and intend to settle and resolve all disputes, issues, and claims between them through the effective date of this Agreement, including but not limited to all claims arising from or relating to the Contract, Services, Deliverables, Project, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, and $325,780.26 Note, as well as all claims, known or unknown, that could have been asserted by Nathaniel or Merrick against the other in any judicial, administrative, or like action or proceeding.

NOW THEREFORE, for and in consideration of the foregoing recitals, the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Settlement Payment To Merrick.  Nathaniel shall pay Merrick the principal sum of Seven Hundred Twenty Eight Thousand Six Hundred Thirty Seven and No/100ths Dollars ($728,637.00), with interest on the unpaid principal balance from July 15, 2005, until paid, at the rate of eight percent (8%) per annum, in accordance with the Promissory Note attached hereto as

Exhibit “A” (“Note”).  Principal and interest shall be payable at P.O. Box 22026, Denver, Colorado 80222, or such other place as Merrick may designate in writing, with a one-time payment of Sixty Five Thousand and No/100ths Dollars ($65,000.00) upon execution of this Agreement, the balance payable without demand or offset, abatement, or deduction, in twenty four (24) equal monthly payments of Thirty Thousand Fourteen and 50/100ths Dollars ($30,014.50) in accordance with the schedule of payments attached to the Note as Exhibit “A-1,” due on the fifteenth day of each month, commencing August 15, 2005.  Such payments shall continue until the entire indebtedness evidenced by the Note is fully paid; provided, however, if not sooner paid, the entire principal amount outstanding and accrued interest thereon, shall be due and payable on July 16, 2007.  Pursuant to the Note, Nathaniel shall have the right to prepay and satisfy all its obligations hereunder by paying Merrick in good funds, before 5:00 p.m. Mountain Time on September 15, 2005, the amount of Five Hundred Thousand and No/100ths Dollars ($500,000.00), which amount shall be in addition to amounts previously paid under the Note.

2.             Right To Prepay Without Penalty/Sole Indebtedness.  Nathaniel shall at all times have the right to prepay the amount due under the Note without penalty.  It is expressly understood and agreed that, notwithstanding any other term or provision in this Agreement, the Note shall constitute the sole and exclusive indebtedness from Nathaniel to Merrick following the effective date of this Agreement, and that a breach by Nathaniel of this Agreement shall not give rise to any independent liability, of any kind or nature, from Nathaniel to Merrick.

3.             Payment Default (Nathaniel).  If any payment required under the Note is not paid when due, Merrick may at any time thereafter declare a default thereunder.  Such default must be declared by written notice, state the payment(s) that were not timely made, and be delivered by hand delivery or nationally recognized overnight carrier as follows:  (a) to Nathaniel, attention George Cretecos, 8001 S. InterPort Boulevard, Suite 260, Englewood, Colorado 80112; and (b) to Nathaniel’s counsel, Foster, Graham & Calisher, LLP, attention Daniel K. Calisher, 1226 Bannock Street, Denver, Colorado 80204.

4.             Right To Cure (Nathaniel).  Nathaniel shall have a cure period of 5 business days from the date a notice of default is delivered to Nathaniel and their counsel as specified above.  Nathaniel may cure any such default, without penalty, within such 5 business day period by paying Merrick the payment(s) specified in the notice.  If Nathaniel fails to timely cure such a default, then it shall no longer be curable (“Irrevocable Default”).  It is expressly understood and agreed that, notwithstanding any other term or provision in this Agreement, performance of this Agreement shall constitute the sole and exclusive duty from Nathaniel to Merrick following the effective date of this Agreement.

5.             Irrevocable Default/Judgment (Against Nathaniel).  If Nathaniel commits an Irrevocable Default, Merrick may, according to the terms of the Note, accelerate the remaining debt under the Note, causing the total amount then owed to be immediately due and payable.  In that event, Merrick’s sole remedy shall be specific performance of this Agreement and the Note including, without limitation, seeking the entry of judgment against Nathaniel, and only Nathaniel, in an action filed in the District Court for Arapahoe County, Colorado (“Action”).  The Parties hereby consent to jurisdiction and venue in the Action.  The amount of such a judgment shall be calculated exclusively as follows: the entire principal amount outstanding and accrued interest on the Note, plus all reasonable costs and expenses of collection and or suit incurred by Merrick in connection with the Note, including, but not limited to attorney’s and expert’s fees. Nathaniel hereby waives all defenses and setoffs which would otherwise be available to it in the Action, with the following exceptions:  (a) payment to Merrick in accordance with the Note; and (b) Merrick’s breach of this Agreement (collectively “Defenses”).  In the event there are no Defenses available to it, Nathaniel shall file an Answer in the Action consenting to the entry of judgment on a forthwith basis according to the terms of this Agreement.  Service of process in the action may be effectuated on Nathaniel or its counsel (identified herein).

6.             Satisfaction Of Prior Promissory Notes & Invoices.  Upon execution of this Agreement, the Invoices, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, and $325,780.26 Note, as well as other amounts owed by Nathaniel to Merrick, except as provided herein, shall be deemed completely released, satisfied, and discharged.  Upon execution of this Agreement, Merrick shall clearly and indelibly mark the original $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, and $325,780.26 Note “Canceled” and “Paid In Full,” and shall deliver the same to Nathaniel.

7.             Deliverables By Merrick.  Upon Nathaniel making payments on the Note such that less than Five Hundred Thousand and No/100ths Dollars ($500,000.00) is owed thereunder, Merrick shall deliver to Nathaniel, at no charge to Nathaniel, the Deliverables identified on Exhibit “B” hereto.  Delivery in accordance with Exhibit “B” shall satisfy all of Merrick’s obligations in connection with the Deliverables, Merrick being under no duty or obligation to perform any additional services or work whatsoever in connection therewith.

8.             Default/Right To Cure (Merrick).  If anything required under this Agreement is not performed by Merrick when due, Nathaniel may at any time thereafter declare a default hereunder.  Such default must be declared by written notice, stating in detail the default alleged, and be delivered by hand delivery or nationally recognized overnight carrier as follows:  (a) to Merrick, attention Ralph W. Christie, Jr., 2450 South Peoria St., Aurora, Colorado 80014; and (b) to Merrick’s counsel, Philip A. Rouse, Jr., 303 E. 17th Ave, Suite 800, Denver, Colorado 80203-1299.  Merrick shall have a cure period of 5 business days from the date a notice of default is delivered to Merrick and its counsel as specified above.  Merrick may cure any such default, without penalty, within such 5 business day period specified in the notice.  If Merrick fails to timely cure such a default, then it shall no longer be curable (“Irrevocable Default”).  It is expressly understood and agreed that, notwithstanding any other term or provision in this Agreement, performance of this Agreement shall constitute the sole and exclusive duty from Merrick to Nathaniel following the effective date of this Agreement.

9.             Irrevocable Default/Judgment (Against Merrick).  If Merrick commits an Irrevocable Default, Nathaniel’s sole remedy shall be specific performance of this Agreement.  In that event, Nathaniel shall be entitled to immediate specific performance of this Agreement including, without limitation, injunctive relief against Merrick in an action filed in the District Court for Arapahoe County, Colorado (“Action”).  The Parties hereby consent to jurisdiction and venue in the Action.  In addition to an order for specific performance and/or injunctive relief, Nathaniel shall be awarded all reasonable costs and expenses of obtaining such relief, including but not limited to attorney’s and expert’s fees.  Merrick hereby waives all defenses which would otherwise be available to it in the Action, with the following exceptions:  (a) complete and timely turnover to Nathaniel of the deliverables identified in Exhibit “B” hereto; and (b) Nathaniel’s breach of this Agreement (collectively “Merrick Defenses”).  In the event there are no Merrick Defenses available to it, Merrick shall file an Answer in the Action consenting to the immediate entry of an order for specific performance against Merrick including, without limitation, injunctive relief.  Service of process in the Action may be effectuated on Merrick or its counsel (identified herein).

10.           Release By Nathaniel.  Nathaniel, on behalf of itself and its predecessors, successors, insurers, affiliates, and assigns, hereby releases Merrick (as well as its officers, directors, shareholders, managers, members, partners, principals, affiliates, subsidiaries, related entities, contractors, attorneys, predecessors, successors, assigns, insurers, associates, agents, representatives, employers, and employees) (collectively “Merrick Released Parties”) from all actions, claims, damages, obligations, and liabilities (of any kind or nature, without regard to amount, known or unknown, accrued or unaccrued) through the effective date this Agreement, including but not limited to all claims arising from or relating to the Contract, Services, Deliverables, Project, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, and $325,780.26 Note (collectively “Merrick Released Claims”).

11.           Release By Merrick.  Merrick, on behalf of itself and its predecessors, successors, insurers, affiliates, and assigns, hereby releases Nathaniel (as well as its officers, directors, shareholders, managers, members, partners, principals, affiliates, subsidiaries, related entities, contractors, attorneys, predecessors, successors, assigns, insurers, associates, agents, representatives, employers, and employees) (collectively “Nathaniel Released Parties”) from all actions, claims, damages, obligations, and liabilities (of any kind or nature, without regard to amount, known or unknown, accrued or unaccrued) through the effective date this Agreement, including but not limited to all claims arising from or relating to the Contract, Services, Deliverables, Project, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, and $325,780.26 Note (collectively “Nathaniel Released Claims”).

12.           Separateness Of Releases.  The releases given above each represents and contains a separate release running from the releasor to the releasee, as applicable, and from each of the persons and entities for whom the releasor acts to each of the persons and entities released thereby.  Each party covenants that none of the claims, rights, or interests which it has released or has caused to be released under this Agreement has been assigned or transferred, in whole or in part, to any person or entity, and each party agrees to indemnify, defend, and hold the other party harmless from and against any breach of this covenant.

13.           Covenants Not To Sue.  Except as otherwise provided herein, each party hereby covenants, on its own behalf as well as for those persons and entities whom each acts and represents for purposes of Sections 10 and 11 above, not to sue upon, or otherwise assert in any judicial, administrative, or like action or proceeding, any of the claims released herein, and each party agrees to indemnify, defend, and to hold the other party harmless from damages, liabilities, or costs, including attorney’s and expert’s fees, arising out of or in any way connected with its breach of this covenant.

14.           No Release For Breach Of This Agreement.  Nothing contained herein shall release any party hereto from any claims, rights, or causes of action arising from or relating to a breach of this Agreement.

15.           Releases Valid Even If Additional Or Different Facts.  The Parties acknowledge they may discover facts which are additional to or different from those which they now know or believe to be true regarding the subject matter of this Agreement.  Nonetheless, except as otherwise provided herein, it is the parties’ intent to fully and finally compromise and settle all claims which exist or may exist between them through the effective date of this Agreement, including but not limited to all claims arising from or relating to the Contract, Services, Deliverables, Project, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, $325,780.26 Note, Merrick Released Claims, and Nathaniel Released Claims.  To effectuate that intention, the releases given herein shall remain full and complete releases, notwithstanding the discovery of any additional or different facts by any party.

16.           No Representations:  The Parties acknowledge that no party, nor agent, nor attorney of any party has made any promise or representation whatsoever, express or implied, concerning the subject matter of this Agreement, or to induce the execution of this Agreement, which is not expressly set forth herein.  It is further acknowledged that no party to this Agreement has relied upon any representation made by any other party regarding any aspect of the other’s claims, including but not limited to the nature, extent, or duration of any damages or injuries suffered, nor the legal liability therefor.

17.           Contractual Nature.   The Parties hereby agree that the foregoing provisions of release, indemnity, and the covenants not to sue are contractual and are not mere recitals.

18.           Representations And Warranties.  Each Party represents and warrants as follows:

(a)           Organization and Good Standing.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

(b)           Authority and Binding Effect. The execution and delivery of this Agreement by it, the consummation of the transaction, and the performance by the party of its obligations hereunder are within its power and authority, will not contravene or constitute a material default under any provision of its organizational documents, and will not result in any material breach of any term, condition or provision of, or constitute a material default under, any note, mortgage, indenture, contract, agreement, agency agreement, judgment or order and, to it’s knowledge, will not contravene any provision of applicable law or regulation.  All actions required by it’s articles of incorporation, any applicable agreements, or by laws necessary to authorize the execution, delivery and performance of this Agreement by it and the consummation of the transaction have been duly and validly taken on or prior to the effective date hereof.  The Secretary’s Certificate certifying minutes of the board of directors authorizing and directing execution of this Agreement is attached hereto as Exhibit “C.”

(c)           Good Faith Intent.  This transaction has been undertaken in good faith, considering the obligations to the other party hereto, whether or not the right(s) are reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, and each party has undertaken this transaction without any intent to hinder, delay, or defraud any party.

(d)           Adequacy Of Consideration and Negotiations.  Each of party hereto acknowledges that the consideration it has given or received hereunder is fair and adequate consideration for the covenants, undertakings, forbearances, and promises contained herein, and that this Agreement has been negotiated in good faith and at arm’s length.  Specifically, without limitation, in return for the execution of this Agreement, each party hereto is waiving and foregoing one or more legal rights or remedies they have or may have against the other.

19.           Notices.  Except as otherwise specified herein, all notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by registered or certified, return receipt requested, postage prepaid, and addressed as follows:

Nathaniel:	Nathaniel Energy Corporation
Attn: George Cretecos, COO
8001 South InterPort Blvd., Suite 260
Englewood, Colorado 80112
(303) 690-8300
(303) 539-0741 Facsimile

With a copy to:	Foster, Graham & Calisher, LLP
(which shall not	Daniel K. Calisher
constitute notice)	1226 Bannock St.
Denver, Colorado 80204
(303) 333-9810
(303) 333-9786 Facsimile

Merrick:	Merrick & Company
Attn: Ralph W. Christie, Jr., President
2450 S. Peoria Street
Aurora, Colorado 80014
(303) 751-0741
(303) 751-7967 Facsimile

With a copy to:	Philip A. Rouse, Jr.
(which shall not	303 E. 17th Ave., Suite 800
constitute notice)	Denver, Colorado 80203-1299
(303) 813-9333
(303)830-6708

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

20.           Severability.   If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, the remaining provisions hereof and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. This Agreement shall be construed evenly, and not for or against any Party in the event of an ambiguity.

21.           Superceding Agreement.  This Agreement supercedes all prior undertakings, negotiations, and agreements between the Parties including, without limitation, the Contract, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, and $325,780.26 Note, and each party hereto stipulates that this Agreement constitutes the entirety of their mutual and joint understanding with respect to the subject matters hereof.  No modification of this Agreement shall be effective unless in writing and signed by all Parties.

22.           No Third Party Beneficiaries.  There are no third party beneficiaries to this Agreement including, without limitation, the clients and creditors of a party.  Nothing in this Agreement, whether express or implied is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties, their respective predecessors, successors, and assigns, and the persons and entities for whom releasors and releasees have specifically acted, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action against any party to this Agreement.

23.           Governing Law/Successors/Attorney Fees.   This Agreement shall be governed by the laws of the State of Colorado, without application of its choice or conflict of law principles, and shall be binding upon and shall inure to the benefit of all persons and entities deemed to be releasors and releasees hereunder, and insurers, and reinsurers of each party.  In the event of litigation arising from or relating to this Agreement, the prevailing party in such litigation shall be entitled to an award (from the non-prevailing party) of all reasonable attorneys’ fees and costs incurred therein.

24.           Pronouns and Terms.  In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

25.           Headings.  The subject headings herein are included only for the purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

26.           Acknowledgment and Authority.   Each of the parties acknowledges that, through its authorized representative or agent, it has read and understands all of the terms and provisions herein, and has consulted legal counsel in connection herewith, and each person, by his signature below, warrants and represents that the party for whom he is acting has the authority to execute this Agreement and to bind itself to the terms and provisions herein.

27.           Multiple Counterparts.   This Agreement may be executed in multiple, original or facsimile counterparts, each constituting and serving as an original hereof.

28.           Parties To Bear Their Own Fees And Costs.  Except as otherwise and specifically provided herein, the parties shall each be responsible for and pay all of their own fees and costs arising from or relating to relating to the Contract, Services, Deliverables, Project, $126,153.30 Note, $199,626.96 Note, $461,135.35 Note, $325,780.26 Note, and this Agreement, including but not limited to all attorneys’ fees.

29.           Denial Of Wrongdoing Or Liability.  This Agreement is entered into solely for purpose of effectuating a compromise, settlement, and release.  Accordingly, each party acknowledges that the other has admitted no fault, wrongdoing, liability, or obligation.  In fact, each party expressly denies such fault, wrongdoing, liability, or obligation.

30.           No Drafting Party:  No party shall be deemed the “drafting party” of this Agreement.  Consequently, this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party hereto.

IN WITNESS WHEREOF, the Parties execute this Agreement as of the effective the date set forth above.

Nathaniel Energy Corporation, Inc.

/s/ George A. Cretecos
By: George Cretecos, Chief Operating Officer

Merrick & Company

/s/ Ralph W. Christie
By: Ralph W. Christie, Jr., President

/s/ illegible Sr. VP
/s/ illegible

APPROVED AS TO FORM:

Foster, Graham & Calisher, LLP
Daniel K. Calisher
1226 Bannock St.
Denver, Colorado 80204

Philip A. Rouse, Jr., Esq.
303 E. 17th Ave., Suite 800
Denver, Colorado 80203-1299